Exhibits 5.1 and 23.1

Prof. Dr. Rolf Watter

Rechtsanwalt, LL.M.

+41 58 261 52 80

rolf.watter@baerkarrer.ch

Postfach 1548 | CH-8002 Zürich AC Immune SA EPFL Innovation Park, bâtiment B 1015 Lausanne Switzerland Zurich, 23 October 2020

AC Immune SA - Registration Statement on Form F-3

Ladies, Gentlemen

We have acted as Swiss legal counsel to AC Immune SA, Ecublens (VD) (the "Issuer") in connection with a Registration Statement on Form F-3 (File No. 333-224694) filed on 23 October 2020 under the United States Securities Act of 1933, as amended (the "Securities Act") relating to the registration of 11,999,999 common shares of the Issuer, each with a nominal value of CHF 0.02 (the "Registered Shares"). As such counsel, we have been requested to give our opinion as to certain legal matters of Swiss law.

1	Scope and Limitation of Opinion

Our opinion only speaks as of the date hereof and is strictly confined to matters of Swiss law as in force at the date hereof. Such law and its interpretation are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. Our opinion is strictly limited to the Documents (as defined below) and the matters stated herein and is not to be read as extending, by implication or otherwise, to any agreement or document referred to in any of the Documents or any other matter. For purposes of this opinion, we have not conducted any due diligence or similar investigation or verification as to any matters stated herein. In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English language terms as they exist under the laws of other jurisdictions.

2	Documents

In arriving at the opinions expressed in Section 4 below, we have exclusively examined and relied on the following documents (the "Documents"):

a)	a pdf copy of the Registration Statement;

b)	a pdf copy of an extract from the Commercial Register of the Canton of Vaud in respect of the Issuer, certified by such Commercial Register as of 15 September 2020 (the "Extract"); and

c)	a pdf copy of the certified articles of association of the Issuer dated 14 September 2020, to correspond to the latest version filed with the Commercial Register of the Canton of Vaud (the "Articles").

3	Assumptions

In arriving at the opinions expressed in Section 4 below, we have assumed (without verification) each of the following:

a)	that all documents submitted to us in a form other than an original conform to authentic and complete originals;

b)	that all signatures on documents examined are genuine;

c)	to the extent relevant for purposes of this opinion, any and all information contained in the Documents is and will be true, complete and accurate at all relevant times;

d)	that the Extract and the Articles are unchanged, correct, up-to-date and in full force and effect as of the date hereof and no changes have been made in such documents;

e)	that the Issuer is neither insolvent or over-indebted (in the sense of article 725 of the Swiss Code of Obligations (the "CO")), has not passed a resolution for its dissolution, winding-up or liquidation, no petition has been presented or order made by a court or other competent authority for the dissolution, winding-up, liquidation, bankruptcy, moratorium, composition with creditors or administration of any party and no receiver, trustee in bankruptcy, administrator or similar officer has been appointed in relation to any of the parties or any of their assets or revenues;

f)	that all authorizations, consents, licenses, exemptions, notices, filings, publications or registrations which may be necessary under any applicable laws or regulations, other than the laws of Switzerland, in connection the issuance of the Registered Shares have been or will be duly obtained or made in time, remain in full force and effect at the date of this letter and, where relevant, will be obtained and maintained in the future, and that any related conditions have been fulfilled and any related covenants will be complied with;

g)	the Registration Statement has been or will be duly filed by the Issuer and will continue to be effective;

h)	the Issuer has not entered and will not enter into any transaction which could be construed as repayment of share capital and has not undertaken and will not undertake an acquisition in kind or intended acquisition in kind; and

i)	that any Swiss federal stamp duties due in connection with the issuance of the Registered Shares will be remitted to the Swiss tax authorities.

4	Opinion

Based upon and subject to the foregoing assumptions, and subject to the qualifications and limitations set out below, we are of the opinion that the Registered Shares being subject to the Registration Statement have been validly issued, fully paid-in (up to their nominal amount) and non-assessable (which term means when used herein that no further contributions have to be made by the holders of the Registered Shares).

5	Qualifications and Limitations

The opinions expressed herein are limited to questions arising under the laws of Switzerland, and we express no opinion as to the laws of any other jurisdiction. We express no opinion herein as to any matter of accounting or taxation, or as to any regulatory or commercial matter. Our opinions expressed in Section 4 above are further subject to the following qualifications and limitations:

a)	the exercise of voting rights and rights related thereto with respect to any Registered Shares is only permissible after registration in the Issuer's share register as a shareholder with voting rights in accordance with the provisions of, and subject to the limitations provided in, the Articles; and

b)	we express no opinion on the accuracy, correctness or completeness of the Registration Statement; in particular, we express no opinion on whether the Registration Statement provides sufficient information for knowledgeable investors to reach an informed assessment of the Issuer and its securities.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion and all matters relating to this opinion are governed by and shall be construed in accordance with the substantive laws of Switzerland. We confirm our understanding that all disputes arising out of or in connection with this opinion shall be subject to the exclusive jurisdiction of the courts of the Canton of Zurich, Switzerland, venue being city of Zurich.

Yours faithfully,

Bär & Karrer AG

/s/ Prof. Dr. Rolf Watter